                                                                     EXHIBIT 3.1

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      ACCESS INTEGRATED TECHNOLOGIES, INC.

         Gary Loffredo, Secretary of the herein named Corporation, hereby certifies that:

         1. The present name of the corporation (hereinafter called the "Corporation") is Access Integrated Technologies, Inc.

         2. The date of filing of the Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is November 21, 2001. The date of filing of the Second Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is October 19, 2001. The date of filing of the Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is August 14, 2001. The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is March 31, 2000. The original name of the Corporation was Access Colo, Inc.

         3. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated by striking out Articles ONE through SIXTEEN and substituting in lieu thereof new Articles ONE through SIXTEEN, which Articles shall, among other things, increase the number of shares of capital stock the Corporation is authorized to issue, create a new class of Common Stock and designate a new series of Preferred Stock of the Corporation (the "Third Amended and Restated Certificate of Incorporation").

         4. The provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation are hereby amended, restated and integrated into the single instrument that is hereinafter set forth, and that is entitled the Third Amended and Restated Certificate of Incorporation of the Corporation without any further amendments other than the amendments herein certified.

         5. This Third Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendment herein certified has been given to those stockholders who have not consented in writing thereto, as provided in
Section 228 of the General Corporation Law of the State of Delaware.

         6. The Certificate of Incorporation, as amended and restated herein, shall, at the effective time of this Third Amended and Restated Certificate of Incorporation, read as follows:

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      ACCESS INTEGRATED TECHNOLOGIES, INC.



         FIRST: Name: The name of the Corporation is:

                      Access Integrated Technologies, Inc.

         SECOND: Address: The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the agent at such address is Corporation Service Company.

         THIRD: Purpose: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: Capitalization: The total number of shares of capital stock that the Corporation shall have authority to issue is Ninety-Five Million (95,000,000) shares as follows: (i) Eighty Million (80,000,000) shares of common stock, of which Forty Million (40,000,000) shares shall be Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), Fifteen Million (15,000,000) shares shall be Class B Common Stock, par value $.001 per share (the "Class B Common Stock"), Ten Million (10,000,000) shares shall be Class C Common Stock, par value $.001 per share (the "Class C Common Stock"), and Fifteen Million (15,000,000) shares shall be Class D Common Stock, par value $.001 per share (the "Class D Common Stock"); and (ii) Fifteen Million (15,000,000) shares of preferred stock, par value $.001 per share (the "Preferred Stock"), of which Three Million, Five Hundred Thousand (3,500,000) shares are deemed Series A 8% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and Five Million (5,000,000) shares are deemed Series B 8% Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"). Except with respect to the Series A Preferred Stock and the Series B Preferred Stock, the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law. Any reference herein to "Preferred Stock" shall include the Series A Preferred Stock and the Series B Preferred Stock and any additional series and/or classes of Preferred Stock as may be designated in the future.

         Except as otherwise provided by law or this Third Amended and Restated Certificate of Incorporation (this "Certificate of Incorporation"), the holders of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock shall have all the same rights and privileges as Common Stock, except that the holders of Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation on the following basis: (i) each share of the Class A Common Stock shall entitle the holder thereof to one vote, (ii) each share of Class B Common Stock shall entitle the holder thereof to ten votes, (iii) each share of Class C Common Stock shall entitle the holder thereof to four votes and (iv) each share of Class D Common Stock shall entitle the holder thereof to 3.3 votes.

         Each share of Class B Common Stock, Class C Common Stock and Class D Common Stock may also be converted, at any time at the option of the holder thereof, into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (subject to adjustment to reflect stock splits, consolidations, recapitalizations and reorganizations). Each holder of Class B Common Stock, Class C Common Stock or Class D Common Stock that desires to convert its shares of Class B Common Stock, Class C Common Stock or Class D Common Stock into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Common Stock, Class C Common Stock or Class D Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock, Class C Common Stock or Class D Common Stock being converted. Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock, Class C Common Stock or Class D Common Stock to be converted, and the person or entity entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

         At the option of the holders of fifty-one (51%) percent of the shares of outstanding Class B Common Stock, voting as a class, each share of Class B Common Stock shall be converted (the "Class B Conversion") into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (subject to adjustment to reflect stock splits, stock dividends, consolidations, recaptializations, reorganizations or other like occurrences). At the option of the holders of fifty-one (51%) percent of the shares of outstanding Class C Common Stock and shares of outstanding Series A Preferred Stock convertible into Class C Common Stock, voting as a class, each share of Class C Common Stock shall be converted (the "Class C Conversion") into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (subject to adjustment to reflect stock splits, stock dividends, consolidations, recaptializations, reorganizations or other like occurrences). At the option of the holders of fifty-one (51%) percent of the shares of outstanding Class D Common Stock and shares of outstanding Series B Preferred Stock convertible into Class D Common Stock, voting as a class, each share of Class D Common Stock shall be converted (the "Class D Conversion") into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (subject to adjustment to reflect stock splits, stock dividends, consolidations, recaptializations, reorganizations or other like occurrences); provided, however, that upon the occurrence of the Class B Conversion, each share of Class C Common Stock and Class D Common Stock (whether or not issued and outstanding) shall automatically be converted into a share of Class A Common Stock. All holders of record of shares of Class B Common Stock, Class C Common Stock and/or Class D Common Stock, as the case may be, then outstanding shall be given at least ten-(10) days' prior written notice of the date fixed (the "Conversion Date") and place designated by the Corporation for mandatory conversion of all such shares of Class B Common Stock, Class C Common Stock and/or Class D Common Stock pursuant to this paragraph. Such notice shall be sent by first-class or registered mail, postage prepaid, to each record holder of Class B Common Stock, Class C Common Stock and/or Class D Common Stock at such holder's address last shown on the records of the Corporation or of any transfer agent for the Class B Common Stock, Class C Common Stock and/or Class D Common Stock. Each holder of Class B Common Stock, Class C Common Stock and/or Class D Common Stock shall surrender the certificate or certificates, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, Class C Common Stock and/or Class D Common Stock by the Conversion Date. Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock, Class C Common Stock and/or Class D Common Stock to be converted, and the person or entity entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date; provided, however, that if such certificate or certificates are not surrendered by such holder by the Conversion Date, such conversion shall be deemed to have been made on the Conversion Date and such holder thereafter shall be deemed to have a right to receive only such number of shares of Class A Common Stock into which such holder's shares of Class B Common Stock, Class C Common Stock or Class D Common Stock shall be converted in accordance herewith.

         FIFTH: Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meanings:

                  (a) "Additional Stock" with respect to the Series A Preferred Stock, shall mean any shares of Common Stock of the Corporation, issued (or deemed to have been issued pursuant to Section 9(d)(i)(A) hereof) by the Corporation after the "Original Issuance Date" (as defined herein), other than

                           (i) upon conversion of any of the Corporation's
                  outstanding convertible securities or the exercise of outstanding warrants (including, without limitation, any class or series of the Corporation's Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock, the Series A Warrants and the Series B Warrants); (ii) as a stock dividend or upon any subdivision of shares of Common Stock, provided that the securities issued pursuant to such stock dividend or subdivision are limited to additional shares of Common Stock; (iii) solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation or any of its subsidiaries of all or substantially all of the stock or assets of any other entity; (iv) pursuant to a Qualified Public Offering by the Corporation; (v) pursuant to the exercise of Options granted or to be granted in the future to directors, officers, employees or consultants of the Corporation and approved by the Board of Directors (provided, however, that the total number of shares of Common Stock issued pursuant to the exercise of such Options and the number of shares of Common Stock issuable upon the exercise of outstanding Options (whether or not vested) shall not at any time exceed Two Million (2,000,000) shares of Common Stock unless at least one of the representatives of the Series A Preferred Stock on the Board of Directors shall have voted in favor of issuance of all Options in excess of such amount);
                  (vi) upon the exercise of any right that was not itself in violation of the terms of this Certificate of Incorporation;
                  (vii) solely to strategic partners of the Corporation, in connection with their entering into business transactions with the Corporation; or (viii) in connection with the issuance of any so-called "equity kickers" to banks or institutional investors in connection with a bona fide debt offering made by the Corporation.

                  (b) "Board of Directors" shall mean the Board of Directors of the Corporation.

                  (c) "Common Stock Equivalents" shall mean options, securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock.

                  (d) "Common Stock Market Price" for any day means (1) if the Common Stock is listed or admitted for trading on the New York Stock Exchange (or any successor to such exchange), or, if not so listed or admitted, on any national or regional securities exchange, the last sale price, or the closing bid price if no sale occurred, of the Common Stock on the principal securities exchange on which the Common Stock is listed, or (2) if not listed or traded as described in clause (1), the last reported sales price of the Common Stock on the National Market System of the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (3) if not quoted as described in clause (2), the mean between the high bid and the low asked quotations for the Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on as least five of the ten preceding days. If the Common Stock is quoted on a national securities or central market system in lieu of a market or quotation system described above, then the closing price shall be determined in the manner set forth in clause (1) of the preceding sentence if actual transactions are reported and in the manner set forth in clause (3) of the preceding sentence if bid and asked quotations are reported but actual transactions are not.

                  (e) "Conversion Price" with respect to the Series A Preferred Stock, shall initially mean the Original Issue Price (as defined below) of the Series A Preferred Stock and with respect to the Series B Preferred Stock, shall initially mean the Original Issue Price of the Series B Preferred Stock; provided, however, that the Conversion Price, and Conversion Shares (as defined below), shall be subject to adjustment as set forth in Section 9(d) hereof.

                  (f) "Conversion Shares" shall mean the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock.

                  (g) "Change of Control" of the Corporation shall mean any transaction or any event, or series of related transactions or events, as a result of which: (i) any one or more persons acquires or for the first time controls or is able to vote (directly or through nominees or beneficial ownership) after the Original Issuance Date of the Series B Preferred Stock fifty percent (50%) or more of the aggregate votes of all shares of all classes of stock of the Corporation outstanding at the time having power ordinarily to vote for directors of the Corporation or (ii) the control of more than fifty percent (50%) of the number of votes of all shares of all classes of stock of the Corporation having power ordinarily to vote for directors of the Corporation held by persons on the Original Issuance Date of the Series B Preferred Stock has been transferred (including transfers by and among such persons) since the Original Issuance Date of the Series B Preferred Stock in the aggregate. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred solely as a result of conversion of any Class B Common Stock, Class C Common Stock or Class D Common Stock; nor shall a Change of Control be deemed to have occurred if any person who, on and as of the date hereof, holds fifty percent (50%) or more of the aggregate votes of all shares of all classes of stock of the Corporation outstanding but who subsequently holds less than fifty percent (50%) of such votes, subsequently regains more than fifty percent (50%) of such votes.

                  (h) "Holder's Redemption Right" shall have the meaning set forth in Section 10 hereof.

                  (i) "Liquidation" shall mean any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction. Unless otherwise determined by the holders of a majority of the Series A Preferred Stock and Series B Preferred Stock, voting as a class, a Change of Control shall constitute a Liquidation, but solely for the purposes of determining any rights or obligations of holders of the Series A Preferred Stock and the Series B Preferred Stock arising upon Liquidation (including, without limitation, the right of such holders to receive the Series A Liquidation Amount and the Series B Liquidation Amount (each, as defined herein)).

                  (j) "Liquidation Assets" shall mean the remaining assets of the Corporation available for distribution to its stockholders in the event of a Liquidation.

                  (k) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire any Common Stock or Common Stock Equivalents.

                  (l) "Original Issuance Date" with respect to any share of Series A Preferred Stock, shall mean the date of first issuance by the Corporation of such shares of Series A Preferred Stock and with respect to any share of Series B Preferred Stock, shall mean the date of first issuance by the Corporation of such shares of Series B Preferred Stock.

                  (m) "Original Issue Price" with respect to the Series A Preferred Stock, shall initially be an amount equal to $0.62 per share and with respect to the Series B Preferred Stock, shall initially be an amount equal to $0.50 per share.

                  (n) "Qualified Public Offering" of the Corporation shall mean the closing of a firm commitment and underwritten public offering of the Corporation's Common Stock pursuant to a registration statement filed with, and declared effective by the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (the "Securities Act") in which the aggregate gross offering proceeds are not less than Fifteen Million Dollars ($15,000,000) and represent a total pre-offering valuation of the common equity of the Corporation of at least Seventy-Five Million Dollars ($75,000,000).

                  (o) "Qualifying Liquidity Event" shall mean the first to occur of any of the following events:

                           (i) thirty (30) days following the receipt by all of
the holders of Series A Preferred Stock and/or Series B Preferred Stock of the Corporation of a binding, unconditional written offer to purchase within thirty
(30) days all of the shares of Series A Preferred Stock and/or Series B Preferred Stock, and/or Common Stock into which such shares are convertible, for a cash purchase price per share of Common Stock equal to or greater than the then-applicable "Target Price" (as defined below), in respect of the Series A Preferred Stock and/or the Series B Preferred Stock, from the Corporation, any stockholder of the Corporation and/or any third party (including, without limitation, in connection with any merger or consolidation involving the Corporation); provided, however, that the Holder's Redemption Rights shall be suspended during such thirty (30) day period.

                           (ii) receipt by all of the holders of Series A
Preferred Stock and/or Series B Preferred Stock of a binding, unconditional written offer from an underwriter to purchase all of the shares of Common Stock into which such shares are convertible at a purchase price equal to or greater than the then-applicable "Target Price", in respect of the Series A Preferred Stock and/or the Series B Preferred Stock, in connection with a firm commitment underwritten public offering of Common Stock pursuant to a registration statement under the Securities Act and the successful closing of such underwritten public offering.

                           (iii) following the listing by the Corporation of
shares of Common Stock on the New York Stock Exchange, the American Stock Exchange or the NASDAQ, and/or the registration of the Common Stock as a class under the Securities Exchange Act of 1934, as amended, the first date upon which all of the following are true: (A) all of the shares of Common Stock into which the shares of the Series A Preferred Stock and/or the Series B Preferred Stock are convertible shall have become freely transferable pursuant to Securities and Exchange Commission Rule 144 (or any successor rule or regulation) and may be disposed of by such holder in a single transaction without limitation as to volume or pursuant to Rule 144(k), (B) the average daily Common Stock Market Prices for each of the one hundred and twenty (120) consecutive Trading Days immediately preceding such date shall have been equal to or greater than the then-applicable "Target Price" in respect of the Series A Preferred Stock and/or the Series B Preferred Stock or (C) the average weekly reported volume of trading in the Common Stock during the four calendar weeks preceding such date shall have been equal to or greater than the number of shares of Common Stock into which such shares are convertible.

In the case of each of the preceding clauses "(i)", "(ii)", and "(iii)", the comparison to the then-applicable "Target Price" shall take into account any shares of Common Stock which at such time are, or upon closing of the transaction in question would be, issuable pursuant to the Series A Warrants, if involving the Series A Preferred Stock, and the Series B Warrants, if involving the Series B Preferred Stock, in the following manner:

                  (x) If the transaction involves the Series A Preferred Stock, the net difference between the exercise price per share of the Series A Warrants and the fair market value per share of the Common Stock (as valued in such transaction or in accordance with the definition of Common Stock Market Price) shall be multiplied by the number of shares of Common Stock issuable pursuant to the Series A Warrants, and the product divided by the number of shares of Common Stock into which all of the outstanding shares of Series A Preferred Stock are then convertible.

                  (y) If the transaction involves the Series B Preferred Stock, the net difference between the exercise price per share of the Series B Warrants and the fair market value per share of the Common Stock (as valued in such transaction or in accordance with the definition of Common Stock Market Price) shall be multiplied by the number of shares of Common Stock issuable pursuant to the Series B Warrants, and the product divided by the number of shares of Common Stock into which all of the outstanding shares of Series B Preferred Stock are then convertible.

The resulting amount per share shall be added to the Common Stock price per share established as a result of the transaction (or in accordance with the definition of Common Stock Market Price) for purposes of determining whether or not the "Target Price" has been met or exceeded for purposes of this definition.

                  (p) "Series A Conversion Notice" shall have the meaning as set forth in Section 9(a)(i) hereof.

                  (q) "Series B Conversion Notice" shall have the meaning as set forth in Section 9(a)(ii) hereof.

                  (r) "Series A Conversion Rate" is determined by dividing the then-current "Series A Liquidation Amount" by the Conversion Price for the Series A Preferred Stock at the time in effect.

                  (s) "Series B Conversion Rate" is determined by dividing the then current "Series B Liquidation Amount" by the Conversion Price for the Series B Preferred Stock at the time in effect.

                  (t) "Series A Dividends" shall have the meaning as set forth in Section 7(a)(i) hereof.

                  (u) "Series B Dividends" shall have the meaning as set forth in Section 7(a)(ii) hereof.

                  (v) "Series A Liquidation Amount" shall have the meaning as set forth in Section 8(a) hereof.

                  (w) "Series B Liquidation Amount" shall have the meaning as set forth in Section 8(a) hereof.

                  (x) "Series A Redemption Rights" shall have the meaning as set forth in Section 10(a)(i) hereof.

                  (y) "Series B Redemption Rights" shall have the meaning as set forth in Section 10(a)(ii) hereof.

                  (z) "Series A Redemption Rights Amount" shall have the meaning as set forth in Section 10(d)(ii)(A) hereof.

                  (aa) "Series B Redemption Rights Amount" shall have the meaning as set forth in Section 10(d)(ii)(A) hereof.

                  (bb) "Series A Warrants" shall mean those certain contingent warrants to purchase shares of Common Stock which have been issued to holders of shares of Series A Preferred Stock simultaneously with the issuance of such shares.

                  (cc) "Series B Warrants" shall mean those certain contingent warrants to purchase shares of Common Stock which are being issued to holders of shares of Series B Preferred Stock simultaneously with the issuance of such shares.

                  (dd) "Target Price" with respect to the Series A Preferred Stock, shall mean, as of any date, the quotient obtained by dividing (i) the applicable Preferred Return Indicator set forth below, by (ii) the then-current Series A Conversion Rate on the date of measurement, for any date within each of the periods indicated below:

Time Period                                       Preferred Return Indicator
------------                                      --------------------------
On or before June 25, 2005                                    $1.86
After 6/25/05 but on or before 10/26/05                       $2.06
After 10/26/05 but on or before 10/26/06                      $2.78
After 10/26/06 but on or before 10/26/07                      $3.75
After 10/26/07 but on or before 10/26/08                      $5.07
After 10/26/08 but on or before 10/26/09                      $6.84
After 10/26/09 but on or before 10/26/10                      $9.23
After 10/26/10 but on or before 10/26/11                      $12.46

                  (ee) "Target Price" with respect to the Series B Preferred Stock, shall mean, as of any date, the quotient obtained by dividing (i) the applicable Preferred Return Indicator set forth below, by (ii) the then-current Series B Conversion Rate on the date of measurement, for any date within each of the periods indicated below:

Time Period                                        Preferred Return Indicator
-----------                                        --------------------------
On or before 7/28/06                                          $1.51

After 7/28/06 but before 11/26/06                             $1.67

After 11/26/06 but before 11/26/07                            $2.25

After 11/26/07 but before 11/26/08                            $3.04

After 11/26/08 but before 11/26/09                            $4.11

After 11/26/09 but before 11/26/10                            $5.54

After 11/26/10 but before 11/26/11                            $7.48

After 11/26/11 but before 11/26/12                            $10.10


                  (ff) "Trading Day" shall mean (1) a date on which the New York Stock Exchange (or any successor to such exchange) is open for the transaction of business, or (2) if the Common Stock is not at such time listed or admitted for trading on the New York Stock Exchange (or any successor to such Exchange), a date upon which the principal national or regional securities exchange upon which the Common Stock is listed or admitted to trading is open for the transaction of business, or (3) if not listed or admitted to trading as described in clauses (1) or (2), and if at such time the sales price of Common Stock is quoted on the National Market System of the NASDAQ, or any similar system of automated dissemination of quotations of securities prices then in common use, a date for which such system provides quotations with respect to securities upon which it reports, or (4) if not so quoted, and if at such time the bid and asked prices of the Common Stock are reported by the National Quotation Bureau Incorporated, a date for which the National Quotation Bureau Incorporated provides bid and asked prices with respect to securities upon which it trades.

                  SIXTH: Voting: Common Stock. The holders of the Common Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation for each share held by such holders in accordance with
Section 4 hereof.

                           Series A Preferred Stock. In addition to any other
voting rights to which the holders of the Preferred Stock may be entitled pursuant to applicable law or any other provision of this Certificate of Incorporation, the holders of the Series A Preferred Stock shall have the right to four votes for each share of Class C Common Stock into which such Series A Preferred Stock could then be converted (with fractional shares determined on an aggregate conversion basis being rounded down to the nearest whole share) on all matters submitted to a vote of the stockholders.

                           Series B Preferred Stock. In addition to any other
voting rights to which the holders of the Preferred Stock may be entitled pursuant to applicable law or any other provision of this Certificate of Incorporation, the holders of the Series B Preferred Stock shall have the right to 3.3 votes for each share of Class D Common Stock into which such Series B Preferred Stock could then be converted (with fractional shares determined on an aggregate conversion basis being rounded down to the nearest whole share) on all matters submitted to a vote of the stockholders.

Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and applicable law, and shall vote, together with the holders of shares of Common Stock (and any other class or series of stock entitled to vote together with the holders of shares of Common Stock), with respect to any question upon which the holders of shares of Common Stock have the right to vote, as a single class.

                  SEVENTH: Dividends.

                   (a) (i) The holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cumulative, preferential cash dividends (the "Series A Dividends") at the per share rate of $0.0496 per annum (i.e., 8% per annum of the Original Issue Price of the Series A Preferred Stock) (as adjusted for any stock dividends, combinations or splits with respect to the Preferred Stock). Dividends on a share of Series A Preferred Stock shall be cumulative from the Original Issuance Date of the Series A Preferred Stock and shall be payable upon the first to occur of (i) a Liquidation, (ii) upon the redemption of such share, (iii) if the Corporation elects not to take them into account in the numerator of the Series A Conversion Rate at such time, upon conversion, or (vi) when and if declared by the Corporation. All payments of dividends to holders of Series A Preferred Stock shall be rounded up to the nearest whole cent.

                           (ii) The holders of the Series B Preferred Stock
shall be entitled to receive, out of funds legally available for that purpose, cumulative, preferential cash dividends (the "Series B Dividends") at the per share rate of $0.04 per annum (i.e., 8% per annum of the Original Issue Price of the Series B Preferred Stock) (as adjusted for any stock dividends, combinations or splits with respect to the Preferred Stock). Dividends on a share of Series B Preferred Stock shall be cumulative from the Original Issuance Date of the Series B Preferred Stock and shall be payable upon the first to occur of (i) a Liquidation, (ii) upon the redemption of such share, (iii) if the Corporation elects not to take them into account in the numerator of the Series B Conversion Rate at such time, upon conversion, or (vi) when and if declared by the Corporation. All payments of dividends to holders of Series B Preferred Stock shall be rounded up to the nearest whole cent.

                  (b) The Series A Dividends shall be paid to the holders of the Series A Preferred Stock on a pro rata basis and the Series B Dividends shall be paid to the holders of the Series B Preferred Stock on a pro rata basis and, respectively, on a pari passu basis.

                  (c) In the event the Corporation shall fail to pay in full all accrued dividends on all shares of Series A Preferred Stock and Series B Preferred Stock, then the Corporation shall not thereafter declare or pay or set apart for payment any dividend or other distribution upon shares of the Preferred Stock, the Common Stock, or any other stock ranking on a parity with or junior to the Series A Preferred Stock and the Series B Preferred Stock as to dividends, until the Corporation shall declare and pay all such unpaid dividends.

                  EIGHTH: Liquidation. (a)Upon a Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be entitled to receive, pari passu, out of the Liquidation Assets, with respect to each share of Series A Preferred Stock and Series B Preferred Stock, respectively: (i) the Original Issue Price in respect of such shares of Preferred Stock (as adjusted for combinations, consolidations, subdivisions or stock splits with respect to such shares), plus (ii) (x) in respect of the Series A Preferred Stock, the cumulative unpaid dividends on each share for each share of Series A Preferred Stock then held by such holder (the "Series A Liquidation Amount") before any distribution shall be made to the holders of the remaining Preferred Stock (except the Series B Preferred Stock), the Common Stock or any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock in liquidation or (y) in respect of the Series B Preferred Stock, the cumulative unpaid dividends on each share for each share of Series B Preferred Stock then held by such holder (the "Series B Liquidation Amount") before any distribution shall be made to the holders of the remaining Preferred Stock (except the Series A Preferred Stock), the Common Stock or any other class of capital stock of the Corporation ranking junior to the Series B Preferred Stock in liquidation. If the Liquidation Assets are insufficient to pay the holders of Series A Preferred Stock the full Series A Liquidation Amount, a portion of the Liquidation Assets, as determined below, shall be distributed ratably among the holders of Series A Preferred Stock: the product obtained by multiplying (i) the amount of the Liquidation Assets by (ii) the quotient, (x) the numerator of which is equal to the Series A Liquidation Amount and (y) the denominator of which is equal to the sum of the full Series A Liquidation Amount and the full Series B Liquidation Amount. If the Liquidation Assets are insufficient to pay the holders of Series B Preferred Stock the full Series B Liquidation Amount, a portion of the Liquidation Assets, as determined below, shall be distributed ratably among the holders of Series B Preferred
Stock: the product obtained by multiplying (i) the amount of the Liquidation Assets by (ii) the quotient, (x) the numerator of which is equal to the Series B Liquidation Amount and (y) the denominator of which is equal to the sum of the full Series A Liquidation Amount and the full Series B Liquidation Amount.

                  (b) After the payment of the Series A Liquidation Amount and the Series B Liquidation Amount to the holders of Series A Preferred Stock and the Series B Preferred Stock, as set forth in Section 8(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the remaining capital stock of the Corporation in order of their priority in liquidation.

                  (c) (i) In the event the Corporation shall subdivide its outstanding shares of Series A Preferred Stock into a larger number of shares, or recombine its outstanding shares of Series A Preferred Stock into a smaller number of shares, or pay a dividend on its Series A Preferred Stock payable in shares of Series A Preferred Stock, the Series A Liquidation Amount in effect immediately prior thereto shall be adjusted so that the holder of any share of Series A Preferred Stock thereafter surrendered for liquidation shall be entitled to receive from the Corporation, after the happening of any of the events described above, cash in the amount such holder would have been entitled to receive had such share of Series A Preferred Stock been liquidated immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective: (i) upon the effective date in the case of a subdivision or combination and (ii) upon the record date in the case of a dividend of shares.

                           (ii) In the event the Corporation shall subdivide its
outstanding shares of Series B Preferred Stock into a larger number of shares, or recombine its outstanding shares of Series B Preferred Stock into a smaller number of shares, or pay a dividend on its Series B Preferred Stock payable in shares of Series B Preferred Stock, the Series B Liquidation Amount in effect immediately prior thereto shall be adjusted so that the holder of any share of Series B Preferred Stock thereafter surrendered for liquidation shall be entitled to receive from the Corporation, after the happening of any of the events described above, cash in the amount such holder would have been entitled to receive had such share of Series B Preferred Stock been liquidated immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective: (i) upon the effective date in the case of a subdivision or combination and (ii) upon the record date in the case of a dividend of shares.

                   NINTH: Preferred Stock Conversion. The holders of shares of Series A Preferred Stock and Series B Preferred Stock shall have conversion rights as follows:

                  (a) Right to Convert.

                           (i) Each share of Series A Preferred Stock shall be
convertible, at the option of the holder thereof, at any time after its Original Issuance Date at the office of the Corporation, into such number of fully paid and nonassessable shares of Class C Common Stock (or shares of Common Stock into which such shares of Class C Common shall be converted in accordance herewith) as is determined by the Series A Conversion Rate by delivery of written notice ("Series A Conversion Notice") by mail, postage prepaid, or hand delivery to the Corporation at its principal corporate office, of the election to convert stating therein the name or names in which the certificate or certificates for shares of Class C Common Stock are to be issued.

                           (ii) Each share of Series B Preferred Stock shall be
convertible, at the option of the holder thereof, at any time after its Original Issuance Date at the office of the Corporation, into such number of fully paid and nonassessable shares of Class D Common Stock (or shares of Common Stock into which such shares of Class D Common shall be converted in accordance herewith) as is determined by the Series B Conversion Rate by delivery of written notice ("Series B Conversion Notice") by mail, postage prepaid, or hand delivery to the Corporation at its principal corporate office, of the election to convert stating therein the name or names in which the certificate or certificates for shares of Class D Common Stock are to be issued.

                  (b) Mandatory Conversion Upon Consummation of Qualified Public Offering.

                           (i) Upon the consummation of a Qualified Public
Offering of the Corporation, each of the outstanding shares of Series A Preferred Stock shall automatically convert into such number of fully paid and non-assessable shares of Class C Common Stock (or shares of Common Stock into which such shares of Class C Common Stock shall be converted in accordance herewith) as is determined by the Series A Conversion Rate.

                           (ii) Upon the consummation of a Qualified Public
Offering of the Corporation, each of the outstanding shares of Series B Preferred Stock shall automatically convert into such number of fully paid and non-assessable shares of Class D Common Stock (or shares of Common Stock into which such shares of Class D Common Stock shall be converted in accordance herewith) as is determined by the Series B Conversion Rate.

                  (c) Mechanics of Conversion. Before any holder of shares of Series A Preferred Stock or Series B Preferred Stock shall be entitled to receive any shares of Common Stock in connection with a voluntary conversion pursuant to Section 9(a) above or in connection with an automatic conversion pursuant to Section 9(b) above, such holder shall surrender the certificate or certificates for the Series A Preferred Stock or Series B Preferred Stock, as applicable, so converted, duly endorsed, at the office of the Corporation (or in the event of a lost, stolen or destroyed certificate shall provide appropriate affidavits thereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holders of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, or to the nominee or nominees of such holders, a certificate or certificates for the number of shares of Class C Common Stock or Class D Common Stock, as applicable, to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made upon receipt by the Corporation of the Series A Conversion Notice or Series B Conversion, as applicable (in connection with a voluntary conversion pursuant to clauses (i) or (ii) of Section 9(a)), or at the close of business on the date immediately prior to the consummation of a Qualified Public Offering (in connection with a mandatory conversion pursuant to clauses (i) or (ii) of
Section 9(b) above), and the person or persons entitled to receive the shares of Class C Common Stock or Class D Common Stock, as applicable, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class C Common Stock or Class D Common Stock, as applicable, as of such date (or shares of Common Stock into which Class C Common Stock or Class D Common Stock are converted).

                  (d) Conversion Price Adjustments of Preferred Stock. (i) The Conversion Price shall be subject to adjustment from time to time as follows:

                   (A) Upon each issuance (or deemed issuance pursuant to the provisions hereof) by the Corporation of any Additional Stock, as applicable in respect of the Series A Preferred Stock or the Series B Preferred Stock, after the applicable Original Issuance Date without consideration or for a price per share less than the applicable Conversion Price in effect immediately prior to the issuance (or deemed issuance) of such Additional Stock, then such Conversion Price in effect immediately prior to each such issuance (or deemed issuance) shall be adjusted to a price determined by multiplying such Conversion Price by a fraction, (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock issuable in respect of Common Stock Equivalents outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received (or deemed received) by the Corporation for such issuance would purchase at such Conversion Price; and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issuance plus the number of shares of Common Stock issuable in respect of Common Stock Equivalents outstanding immediately after such issuance.

                  (B) No adjustment of the Conversion Price shall be made in an amount less than one-half of one cent ($0.005) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment to the Conversion Price. No adjustment of the Conversion Price pursuant to this
Section 9(d) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                  (C) In the case of the issuance of securities of the Corporation for cash, the amount of consideration received by the Corporation for such securities shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (D) In the case of the issuance of securities of the Corporation for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to have a dollar value equal to the fair market value of such non-cash consideration, irrespective of any accounting treatment thereof, as determined in good faith by the Board of Directors.

                  (E) In the case of the issuance of Options or convertible securities, the following provisions shall apply for all purposes of this
Section 9(d):

                           (1) With respect to Options to purchase Common Stock,
                  the aggregate maximum number of shares of Common Stock deliverable upon exercise of such Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Section 9(d)(i)(C) and Section 9(d)(i)(D) hereof), if any, received by the Corporation for such Options plus the minimum exercise price provided in such Options for Common Stock covered thereby.

                           (2) With respect to convertible securities and
                  Options to purchase convertible securities, the aggregate maximum number of shares of Common Stock deliverable upon the conversion or exchange of any such convertible securities and the aggregate maximum number of shares of Common Stock issuable upon the exercise of such Options to purchase convertible securities and the subsequent conversion or exchange of such convertible securities shall be deemed to have been issued at the time such convertible securities or such Options were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such convertible securities and Options, plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such convertible securities or the exercise of such Options and the conversion or exchange of the convertible securities issuable upon exercise of such Options (the consideration in each case to be determined in the manner provided in Section 9(d)(i)(C) and Section 9(d)(i)(D) hereof).

                           (3) In the event of any change in the number of
                  shares of Common Stock deliverable, or in the consideration payable to the Corporation, upon exercise of such Options or upon conversion or exchange of such convertible securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such Options or convertible securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such convertible securities.

                           (4) Upon the expiration or termination of all or any
                  portion of any such Options or any such rights to convert or exchange convertible securities, the Conversion Price, to the extent in any way affected by or computed using such Options or convertible securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Options and convertible securities which remain in effect) that were actually issued upon the exercise of such Options or upon the conversion or exchange of such convertible securities.

                           (5) The number of shares of Common Stock deemed
                  issued and the consideration deemed paid therefor pursuant to
                  Section 9(d)(i)(C) and Section 9d)(i)(D) hereof shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 9(d)(i)(E)(3) or Section 9(d)(i)(E)(4).

                           (ii) In the event the Corporation at any time or from
time to time after the applicable Original Issuance Date fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock and Series B Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock or shares of Common Stock issuable with respect to Common Stock Equivalents, with the number of shares of Common Stock issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in
Section 9(d)(i)(E) hereof.

                           (iii) If the number of shares of Common Stock
outstanding at any time after the Original Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock and Series B Preferred Stock shall be decreased in proportion to such decrease in the outstanding shares of Common Stock.

                  (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 9(d)(iii) hereof, then, in each such case for the purpose of Section 9(d), the holders of shares of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were holders of the number of shares of Common Stock into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock entitled to receive such distribution.

                  (f) Recapitalization. If at any time or from time to time there shall be a recapitalization of Common Stock that does not constitute a Liquidation, provision shall be made so that each holder of shares of Series A Preferred Stock and Series B Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series A Preferred Stock or the Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation otherwise receivable upon such recapitalization by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock or Series B Preferred Stock could have been converted immediately prior to such recapitalization. In any such case, an appropriate adjustment shall be made in the application of the provisions of this Section 9 with respect to the rights of the holders of shares of Series A Preferred Stock and Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 9 (including adjustments of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock or the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (g) No Impairment. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 9 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of shares of Series A Preferred Stock and Series B Preferred Stock hereunder against impairment.

                  (h) No Fractional Shares. No fractional shares shall be issued upon conversion of the Series A Preferred Stock or Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share, and there shall be no payment to a holder of shares of Series A Preferred Stock or Series B Preferred Stock for any such rounded fractional share. Whether or not fractional shares result from such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock or Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 9, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of shares of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price, as applicable, at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock, as applicable. If any question shall at any time arise with respect to the adjusted Conversion Price, such question shall be determined by a firm of independent public accountants selected by the Corporation, who may be the Corporation's auditors, and such determination shall be binding upon the Corporation and the holders of such shares.

                  (j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of shares of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock and Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, then in addition to such other remedies as shall be available to the holder of such shares of Series A Preferred Stock and Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  (l) Notices. Any notice required by the provisions of this
Section 8 to be given to the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be deemed given when received if delivered via courier or sent by facsimile, by telex, or by United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

                  (m) Status of Converted Stock. In the event any shares of Series A Preferred Stock or Series B Preferred Stock are converted into Common Stock pursuant to Section 9 hereof, the shares so converted shall be cancelled and retired and shall thereupon resume the status of authorized but unissued Preferred Stock undesignated as to series.

                  TENTH:   Preferred Stock Redemption Rights.

                  (a) (i) Series A Redemption Rights. Except in the event that there shall have previously occurred a Qualifying Liquidity Event in respect of the Series A Preferred Stock, on and after the fifth anniversary of the Original Issuance Date of the Series A Preferred Stock, each holder of Series A Preferred Stock may, but is not obligated to, require the Corporation to redeem such shares for cash, payable within thirty (30) days of the Holder's exercise of such right, at an aggregate price equal to (x) the Purchase Price (as hereinafter defined), multiplied by (y) the number of shares of Common Stock into which the shares of Series A Preferred Stock to be redeemed shall then be convertible into (after taking account of any adjustments to the Conversion Price) ("Series A Redemption Rights").

                           (ii) Series B Redemption Rights. Except in the event
that there shall have previously occurred a Qualifying Liquidity Event in respect of the Series B Preferred Stock, on and after the fifth anniversary of the Original Issuance Date of the Series A Preferred Stock, each holder of Series B Preferred Stock may, but is not obligated to, require the Corporation to redeem such shares for cash, payable within thirty (30) days of the Holder's exercise of such right, at an aggregate price equal to (x) the Purchase Price, multiplied by (y) the number of shares of Common Stock into which the shares of Series B Preferred Stock to be redeemed shall then be convertible into (after taking account of any adjustments to the Conversion Price) ("Series B Redemption Rights" and, together with the Series A Redemption Rights, the "Holder's Redemption Rights").

                  (b) The "Purchase Price" for purposes of the Holder's Redemption Rights shall be equal to (x) the greater of (i) the Corporation's gross revenues from all sources (net of applicable sales and use taxes) or (ii) five (5) times the Corporation's combined earnings from its data center operations before deduction of corporate overhead expenses (including, without limitation, management and similar fees), interest, taxes, depreciation and amortization, in each case, for the twelve (12) months immediately preceding the month of exercise of the Holder's Redemption Rights, divided by (y) the number of shares of Common Stock issued, as measured on a fully diluted, as-converted, as-exercised basis (i.e., assuming the exercise of all Options and the conversion of all securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock). Such Purchase Price shall be determined by the Corporation's then-regularly employed certified public accounting firm.

                  (c) Each holder of Series A Preferred and Series B Preferred Stock may elect, pursuant to Section 10(a), to have its shares of Series A Preferred Stock or Series B Preferred Stock redeemed by notifying the Corporation of such election on or after that date which is thirty (30) days prior to the fifth anniversary of the Original Issuance Date of the Series A Preferred Stock. The Corporation shall effect such redemption on the date which is thirty (30) days after the date of such notice by such holder.

                  (d) (i) If the assets of the Corporation available for redemption of Series A Preferred Stock shall be insufficient to permit the payment of the full price required to be paid under this Section 10, then the holders of Series A Preferred Stock who shall have elected to have such shares redeemed shall share pro rata among all of the outstanding shares of each Series A Preferred Stock based on the number of shares held by each such holder.

                           (ii) If the assets of the Corporation available for
redemption of Series B Preferred Stock shall be insufficient to permit the payment of the full price required to be paid under this Section 10, then the holders of Series B Preferred Stock who shall have elected to have such shares redeemed shall share pro rata among all of the outstanding shares of each Series B Preferred Stock based on the number of shares held by each such holder.

                           (iii) If the holders of Series A Preferred Stock and
Series B Preferred Stock shall have elected to have their shares of Preferred Stock redeemed pursuant to this Section 10, and the assets of the Corporation available for redemption of Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment of the full price required to be paid under this Section 10, then

                  (A) a portion of such assets, as determined below, shall be distributed ratably among the holders of Series A Preferred Stock: the product obtained by multiplying (i) the amount of such assets by (ii) the quotient, (x) the numerator of which is equal to the full amount owed to the holders of Series A Preferred Stock pursuant to the Series A Redemption Rights (the "Series A Redemption Rights Amount") and (y) the denominator of which is equal to the sum of the Series A Redemption Rights Amount and the full amount owed to the holders of Series B Preferred Stock pursuant to the Series B Redemption Rights (the "Series B Redemption Rights Amount"); and

                  (B) a portion of such assets, as determined below, shall be distributed ratably among the holders of Series B Preferred Stock: the product obtained by multiplying (i) the amount of such assets by (ii) the quotient, (x) the numerator of which is equal to the Series B Redemption Rights Amount and (y) the denominator of which is equal to the sum of the Series A Redemption Rights Amount and the Series B Redemption Rights Amount.

                  (e) At the option of the Corporation, in lieu of redeeming all of the Series A Preferred Stock and, if applicable, all of the Series B Preferred Stock required to be redeemed at one time by paying the aggregate Purchase Price therefor in a lump sum, the Corporation may elect to redeem no less than one-quarter (25%) of the Series A Preferred Stock and, if applicable, no less than one-quarter (25%) of the Series B Preferred Stock within thirty
(30) days of exercise of the Holder's Redemption Rights, and redeem the remainder of the Series A Preferred Stock and, if applicable, the Series B Preferred Stock in no more than three (3) additional annual installments. The Corporation shall use commercially reasonable efforts to maximize the amount of cash available for payment to the holder of shares of Series A Preferred Stock and/or Series B Preferred Stock upon exercise of the Holder's Redemption Rights.

                           (i) If the Corporation elects to redeem all of the
Series A Preferred Stock and/or the Series B Preferred Stock to be redeemed at such time, it shall make any such payment in a lump sum in cash, within thirty
(30) days after the date of any exercise of the Holder's Redemption Rights.

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                           (ii) If the Corporation elects to make any such
redemption over time, it shall deliver to the holder of shares of Series A Preferred Stock and/or Series B Preferred Stock an amount of cash equal to the Purchase Price of at least twenty-five percent (25%) of the shares on the thirtieth (30th) day following the applicable date of any exercise of the Holder's Redemption Rights. Thereafter, one, two and three years after such date, respectively, the Corporation shall deliver to such holder an amount of cash equal to at least one-third (33%) of the aggregate Purchase Price for the remaining unredeemed shares, each such payment to be accompanied by a fee (the "Installment Payment Fee") equal to (x) the amount of such payment plus all future payments to be made, multiplied by (y) the "prime rate" published from time to time in The Wall Street Journal plus six percent (6%), as calculated for a time period beginning on the date of exercise of the Holder's Redemption Rights and ending on the date of payment. Certificates representing such shares shall be surrendered to the Corporation by the holder as, if and when the corresponding payment of the Purchase Price for such shares is made. While the holder is entitled to hold such share certificates, the holder shall continue to be treated as the owner of such shares for all purposes of this Certificate of Incorporation and any other agreement which is or may be entered into between the Corporation and such holder (including, but not limited to, for purposes of voting, receiving any distribution in connection with any Liquidation, exercising the rights of a holder of Series A Preferred Stock or Series B Preferred Stock, as applicable, under the Corporation's Second Amended and Restated Stockholders' Agreement and for purposes of the Consulting Agreement entered into by the initial holder of the Series A Preferred Stock and the Corporation; but not including any dividend or conversion rights).

                           (iii) Notwithstanding the foregoing, at the option of
the holder, all remaining unredeemed shares shall be redeemed for an amount of cash equal to the aggregate Purchase Price for such shares plus all accrued and unpaid Installment Payment Fees upon the occurrence of a Change of Control and/or a Qualified Public Offering in which the Corporation intends to terminate the Holder's Redemption Rights pursuant to Section 11 below.

                           (iv) (A) In addition to the foregoing, if there shall
occur, within six months of any date upon which it shall have redeemed shares of Series A Preferred Stock, a Change of Control or Liquidation in which the higher of the Series A Liquidation Amount or the price per share of Common Stock payable in such transaction shall be (or would have been) greater than the Purchase Price paid by the Corporation for such shares, then, promptly following the completion of the same, the Corporation shall pay to the former holder of such redeemed shares of Series A Preferred Stock, in cash, an amount equal to such excess, multiplied by the number of redeemed shares of Series A Preferred Stock or the number of shares of Common Stock which would have been issuable upon conversion of such redeemed shares of Series A Preferred Stock on and as of the date of the Change of Control or Liquidation, as the case may be.

                                (B) If there shall occur, within six months of
any date upon which it shall have redeemed shares of Series B Preferred Stock, a Change of Control or Liquidation in which the higher of the Series B Liquidation Amount or the price per share of Common Stock payable in such transaction shall be (or would have been) greater than the Purchase Price paid by the Corporation for such shares, then, promptly following the completion of the same, the Corporation shall pay to the former holder of such redeemed shares of Series B Preferred Stock, in cash, an amount equal to such excess, multiplied by the number of redeemed shares of Series B Preferred Stock or the number of shares of Common Stock which would have been issuable upon conversion of such redeemed shares of Series B Preferred Stock on and as of the date of the Change of Control or Liquidation, as the case may be.



                                      -21-
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                  ELEVENTH: Termination of Preferred Stock Redemption Rights.
Notwithstanding the foregoing Section 10, in the event that the Corporation shall plan to undertake an underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, then the Corporation may elect to terminate the Holder's Redemption Rights by delivering written notice of its election to the Holder no later than sixty (60) days prior to the planned closing date of such public offering. If such notice is given, then conditioned upon the closing of, and effective on and as of the closing date of, such public offering (provided, however, that the Holder's Redemption Rights shall be suspended during such sixty (60) day period): (i) the Holder's Redemption Rights shall terminate, and (ii) the Corporation shall issue to each holder of Series A Preferred Stock and Series B Preferred Stock a warrant, exercisable at any time prior to the tenth anniversary date of the issuance thereof, to purchase, at an exercise price of one cent ($0.01) per share, that number of shares of Class A Common Stock as shall be equal to ten percent (10%) of the number of shares of Common Stock into which the Series A Preferred Stock and the Series B Preferred Stock held by such holder shall then be convertible.

                  TWELFTH: The Corporation is to have perpetual existence.

                  THIRTEENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

                  FOURTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in any statute) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

                  FIFTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in any manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  SIXTEENTH: The Corporation shall indemnify, to the fullest extent now or hereafter permitted by law, each director, officer or other authorized representative of the Corporation who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Corporation, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

                  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the Delaware General Corporation Law as in effect at the time of the alleged breach of duty by such director.

                  Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection existing at the time of such repeal or modification to which any person may be entitled under this Article. The rights conferred by this Article shall not be exclusive of any other right which the Corporation may now or hereafter grant, or any person may have or hereafter acquire, under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The rights conferred by this Article shall continue as to any person who shall have ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

                  For the purposes of this Article, the term "authorized representative" shall mean a director, officer, employee or agent of the Corporation or of any subsidiary of the Corporation, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Corporation or by any subsidiary of the Corporation, or a person who is or was serving another Corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the Corporation.

Executed on November 27, 2002
                                                      /s/ Gary Loffredo
                                                      -------------------------
                                                      Gary Loffredo, Secretary